EXHIBIT 99.1

PRESS RELEASE

THE CHEESECAKE FACTORY PROVIDES UPDATE ON
VOLUNTARY STOCK OPTION REVIEW

FOR IMMEDIATE RELEASE	CONTACT: JILL PETERS
(818) 871-3000

          Calabasas Hills, CA – August 3, 2006 – The Cheesecake Factory Incorporated (Nasdaq: CAKE) today announced that it has been contacted by the Securities and Exchange Commission (SEC) regarding an informal inquiry relating to the Company’s historical stock option granting practices.  The Company intends to cooperate fully with the SEC.  As previously announced on July 18, 2006, the Audit Committee of the Company’s Board of Directors, with the assistance of special outside legal counsel, initiated a voluntary review into the Company’s practices relating to its stock option grants.  The review, which is on-going, was initiated in response to media and Wall Street reports regarding the option granting practices at numerous publicly traded companies.

          The Company also announced today that two shareholder derivative complaints alleging breach of fiduciary duty and unjust enrichment related to the Company’s option granting practices have been filed in the Superior Court of the State of California, County of Los Angeles against The Cheesecake Factory Incorporated and certain of its current and former officers and directors.

          The Company will not be able to comment further on the Audit Committee review, SEC informal inquiry or pending legal actions, but will provide updates as additional material information becomes available.

About The Cheesecake Factory Incorporated

          The Cheesecake Factory Incorporated operates 107 upscale, casual dining restaurants under The Cheesecake Factory® name that offer an extensive menu of more than 200 items with an average check of approximately $17.00.  The Company also operates two bakery production facilities that produce over 50 varieties of quality cheesecakes and other baked products for the Company’s restaurants and for other leading foodservice operators, retailers and distributors.  Additionally, the Company operates seven upscale, casual dining restaurants under the Grand Lux Cafe® name; one self-service, limited menu “express” foodservice operation under The Cheesecake Factory Express® mark inside the DisneyQuest® family entertainment center in Orlando, Florida; and licenses two bakery cafe outlets to another foodservice operator under The Cheesecake Factory Bakery Cafe® name.  For more information about The Cheesecake Factory Incorporated, please visit thecheesecakefactory.com.

The Cheesecake Factory Incorporated
26901 Malibu Hills Road, Calabasas Hills, CA 91301 • Telephone (818) 871-3000 • Fax (818) 871-3100

Safe Harbor Statement

          This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements can be identified by words such as “anticipates”, “expects”, “will” and similar words and their variations.  Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by forward-looking statements.  Investors are cautioned that forward-looking statements are not guarantees of future performance and that undue reliance should not be placed on such statements.  The Company undertakes no obligation to publicly update or revise any forward-looking statements or to make any other forward-looking statements, whether as a result of new information, future events or otherwise unless required to do so by the securities laws.  Investors are referred to the full discussion of risks and uncertainties associated with forward-looking statements and the discussion of risk factors contained in the Company’s filings with the Securities and Exchange Commission.

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